Exhibit 10.6

Addendum

This ADDENDUM is made and entered into on the 3rd day of September 2013 between 7-ELEVEN MALAYSIA SDN. BHD. (“7-11”) and MOL ACCESSPORTAL SDN. BHD. (“MOL”), with respect to a Distribution Agreement dated 2nd November 2009 between the Parties (“Distribution Agreement”). Unless otherwise defined, terms in this Addendum shall have the same meaning ascribed to them in the Distribution Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the Parties agree:-

1.

In consideration of 7-11’s agreement to the additional terms set forth in Section 2 of this Addendum, MOL shall pay to 7-11 a total of Ringgit Malaysia Five Million Only (RM5,000,000.00) payable in five (5) yearly instalments of Ringgit Malaysia One Million only (RM1,000,000.00) each with the 1st instalment to commence on 1st June, 2014 and thereafter on the 1st June every year. Each instalment is deemed fully earned by 7-11 upon payment and is non-refundable.

2.	7-11 shall in consideration to Section 1 of this Addendum, agree to additional terms as stated below:-

a)	delete Clause 1.2 of the Distribution Agreement and substitute the same with the following:

“At the expiration of the Initial Term, the Distribution Agreement shall be automatically renewed for another Ten (10) years (“Subsequent Term”) on the same terms and conditions and remain valid thereafter unless terminated in accordance with the provisions of the Distribution Agreement (as amended)”.

For avoidance of doubt, 7-11 agrees to appoint MOL as an Exclusive Partner for the business activities of distribution of Air-Time and Online Game Reloads during the Subsequent Term as per the Initial Term.

b)	appoint MOL as an Exclusive Service Provider from the date of this Addendum and for the duration of the Distribution Agreement (including any renewal thereof) for the provision of:-

i)	Astro Bill Payment Services;

ii)	Touch ‘N Go Reload Payment Services;

iii)	Mobile Wallet Services; and

iv)	Sale of Physical Online Games Products and Application Store Cards.

All investment costs in back-end capability, integration hosts and capital expenditures required to integrate with the relevant service providers will be borne by MOL solely. 7-11 will be responsible for the integration and operation process between 7-11’s point of sales system and MOL’s terminal. Prior to the launch of the services above, MOL and 7-11 shall mutually agree on the revenue sharing for the provision of such services.

c)	allow MOL’s subsidiary, MOLPay Sdn Bhd to be appointed as the exclusive e-commerce cash payment enabler for all 7-11 stores in Malaysia (“7-11 Stores”) to enable payment of MOLPay at all 7-11 Stores from the date of this Addendum and for the duration of the Distribution Agreement (including any renewal thereof). MOLPay is a physical payment solution that allows user to make cash payment for their online purchases at 7-11 Stores. 7-11 shall receive a RM1 convenience fee that is charged to the consumers for each MOLPay payment transaction made at the 7-11 Stores.

d)	provide MOL with advertisement space in all 7-11 Stores to advertise MOL’s Point of Sales Materials as illustrated in Exhibit A at no further cost to MOL from the date of this Addendum and for the duration of the Distribution Agreement (including any renewal thereof). The placement of MOL’s Point of Sales Materials in 7-11 Stores shall be mutually agreed. In the event that MOL requires additional advertisement space in 7-11 Stores to promote joint MOL and 7-11 services; 7-11 shall provide such advertisement space subject to mutual agreement.

3.	The Parties agree to delete Clause 15.2 and Clause 15.3 of the Distribution Agreement.

All the provisions of the Distribution Agreement, save as amended by this Addendum, shall continue to be in full force and effect. In the event of any consistencies between the provisions stated in this Addendum and the provisions in the Distribution Agreement, the provisions stated in this Addendum shall prevail. This Addendum shall take effect on the date first mentioned above and shall remain valid for the duration of the Distribution Agreement and this Addendum.

7-ELEVEN MALAYSIA SDN. BHD.	MOL ACCESSPORTAL SDN. BHD.

/s/ Ho Meng	/s/ Ganesh Kumar Bangah
Name: Ho Meng	Name: Ganesh Kumar Bangah
Title: Managing Director	Title : Chief Executive Officer

Exhibit A—Advertisement Space

A)	Advertisement Space for MOL’s Point Of Sales Material at 7-11 Stores

Placement of MOL’s Point of Sale Material (POSM) at all the 7-11 stores which includes:-

•	MOL’s Sticker (Glass decals) (196mm (W) X 166mm (H)) – 2 locations per store

A.1 : Sample MOL Sticker

•	MOL’s Game Rack (295mm (W) X 505mm (H)) (1 per store)

A.2 : Sample Front and back view of MOL’s Game Rack